Exhibit 10.6

150 Elgin St. Ottawa, Ontario K2P 1L4 T 1.613.241.2828 F 1.877.350.0829

February 24, 2020	Private and Confidential
By Hand & Email
Harley Finkelstein
[***]
Dear Harley:
Re: Offer of Employment
This letter amends and restates the conditions of your employment with Shopify on the terms and conditions outlined herein. Once executed, this letter supersedes your written employment agreement dated December 9, 2010.
Section 1Position
You will continue to be employed with us as President, Chief Business Officer and will report to our Chief Executive Officer or such other comparable position as maybe determined by Shopify. In your role, you will be primarily responsible for translating Shopify's global business priorities into operational tactics to direct the business to achieve strategic goals. However, Shopify is a growing and dynamic company and, as such, you will be expected to complete any other duties as are assigned to you. All employees at Shopify are required to remain flexible in the types of work they are prepared to undertake. This offer assumes that type of flexibility.
Section 2Place of Work
In your role, you will be primarily working from our office in Ottawa. You may be required from time to time to travel to other offices. Any costs associated with this inter-office travel will be covered by Shopify in accordance with its policies and applicable law.
Section 3Salary
Your salary will be increased to $600,000 CAD per annum, effective as if January 1, 2020 and will be subject to increases as determined by Shopify in its sole discretion. The salary is subject to deductions and withholdings as required by law ("Salary"). Your Salary will be paid in accordance with Shopify's standard payroll practices. Upon signing this agreement you will receive by way of direct deposit a payment reflecting the increase to your salary from January 1, 2020.

Section 4Equity Grant
(1)Subject to Board approval, you will be eligible to receive a grant of further equity with a grant date value of $5,000,000 USD: 50% of this value will be comprised of Restricted Share Units (RSUs) and 50% of this value will be comprised of Stock Options at the time of grant. Subject to Section 9 herein, Stock Options and RSUs will be governed by and will vest in accordance with the terms and conditions contained in the applicable grant agreement(s) as well as Shopify's Long Term Incentive Plan, amended and restated as of May 30, 2018 (the "LTIP") and the Shopify Stock Option Plan amended and restated as of May 30, 2018 (the "Stock Option Plan"), each as may be amended by Shopify in its sole discretion from time to time. As a condition of receiving the equity grant, you will be required to electronically accept the grant and in doing so you will be representing that you have the grant agreement, the LTIP and the Stock Option Plan and agree to their terms.
(2)At Shopify, you will have the ability to earn increased compensation in the form of salary and equity based on your impact. Equity amounts are reviewed annually and subject to change.
Section 5Shopify's Policies, etc.
(1)You are required, at all times, to continue to comply with:
(a)all applicable laws:
(b)Shopify's rules, policies, systems and procedures, including Shopify's data protection and information security policies (collectively, "Policies") that are in force from time to time. Shopify reserves the right to introduce new Policies and/or change the provisions of any of its Policies at any time.
Section 6Employee Benefits
You will continue to be entitled to participate in Shopify's Family Health Plan that is in effect for all Shopify employees, as amended from time to time. The terms of these benefits will be provided under separate cover but we have enclosed a copy of our Family Health Plan booklet summarizing this information. Please note that Shopify reserves the right to unilaterally revise or eliminate any of the terms or benefits of the Family Health Plan.
Section 7Vacation and Holidays
You will continue to be entitled to accrue up to four (4) weeks of vacation per calendar year; however, we may at our discretion accommodate reasonable requests for additional vacation days in accordance with the terms and conditions of Shopify's vacation policies, as amended from time to time. Subject to applicable employment standards legislation, you are not permitted to carry over unused vacation entitlements. In addition to vacation, you will be entitled to be paid for all public holidays in accordance with the provisions of the applicable employment standards legislation.
Section 8Termination of Employment
(1)We believe that it is important that you understand and agree to your entitlements upon termination.
(2)Shopify agrees that in the event that Shopify terminates your employment without "Cause" or you resign for "Good Reason", Shopify will:

(a)Pay to you Severance Pay in a lump sum, less applicable deductions. You acknowledge that the Severance Pay is inclusive of statutory termination pay and statutory severance pay and the portion that exceeds your entitlements under applicable employment standards legislation will be subject to you providing a release of claims in a form acceptable to Shopify which for certainty will contain confidentiality and non disparagement provisions.
(b)Continue all of your benefits as required by employment standards legislation only for the minimum notice period required by such legislation. You will be paid for accrued and outstanding vacation pay calculated through the end of the statutory period.
(3)You agree that except as set out in this section, and except as necessary to ensure compliance with employment standards legislation, no further amounts will be payable to you in respect of the termination of your employment without Cause or by you for Good Reason and you waive any common law notice or payment in lieu. You also agree that regardless of the length of your employment with Shopify, any change in your position or other terms of employment, this provision will continue to apply to you.
(4)For the purposes of this agreement, the following definitions apply:
(a)"Cause" will mean:
(i)conduct by you constituting a material act of willful misconduct in connection with the performance of your duties or your violation of Shopify's policies;
(ii)the commission by you of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by you that would reasonably be expected to result in material injury to Shopify if you were retained in your position;
(iii)continued, willful and deliberate non-performance by you of your duties for the company;
(iv)a breach by you of any of the provisions contained in any confidentiality, assignment, and for protective covenants agreement you executed with Shopify; or
(v)failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Shopify to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigations.
(b)"Good Reason" will mean upon written notice to Shopify any of the following actions undertaken by Shopify without your express, written prior consent:
(i)the material diminution in your responsibilities, authority and function;
(ii)a material reduction in your base salary, provided, however, that Good Reason will not be deemed to have occurred in the event of a reduction in your base salary which is pursuant to a salary reduction program affecting the CEO and all or substantially all other senior management employees of the Shopify and that does not adversely affect you to a greater extent than other similarly situated employees;
(iii)a material change in the geographic location at which you provide services to the company; or
(iv)a material breach by Shopify of this offer letter or any contract between you and Shopify concerning the terms and conditions of employment.
For "Good Reason" to exist, you must provide Shopify with written notice of the event on which you are relying to allege Good Reason within thirty (30) days of you becoming aware of such event and provide Shopify with thirty (30) days to rectify, address, and cure such concern. If Shopify cures such occurrence, a subsequent resignation will not be for Good Reason.
(c)"Severance Pay" means twelve (12) months of your Salary, plus an additional week of pay of your Salary for each completed year of service, recognizing your original hire date of June 7, 2010, less applicable withholdings and deductions.
(5)Shopify may terminate your employment at any time without notice for Cause. If your employment is terminated for Cause, and subject to compliance with employment standards legislation, Shopify's sole obligation will be to pay you accrued Salary and vacation pay, if any, earned by you prior to the date of termination.
(6)You covenant and agrees that, upon any termination of this agreement and of your employment, howsoever caused, you shall forthwith tender your resignation from all offices and directorships then held by you with Shopify or any of our affiliates, such resignations to be effective upon the date of termination.
Section 9Change of Control
(1)In the event you are terminated by Shopify without Cause or you resign for Good Reason within 12 months following a Change in Control as that term is defined in Shopify's Long term Incentive Plan, any unvested RSUs or Stock Options held by you on your last day of actual and active employment will be automatically vested on such date or the next available date if there is any legal reason to prevent such immediate vesting. RSUs may be cash settled at Shopify's sole option. Stock Options may be exercised for the remainder of their term subject to any black out periods or other trading restrictions imposed by Shopify that may limit the right to exercise the Stock Options. In order to be eligible for such acceleration you must execute the release of claims in favour of Shopify as referenced in Section 8(2)(a).
Section 10Intellectual Property Rights Agreement
(1)We have enclosed our standard Intellectual Property Rights Agreement which is a condition of this Agreement. The Intellectual Property Rights Agreement provides details of your obligations to Shopify with respect to confidentiality, intellectual property, and post-employment restrictions.
(2)The obligations provided in the Intellectual Property Rights Agreement will survive the termination of your employment, regardless of the reason for termination.

Section 11Ability to Work in Canada
(1)Your employment is conditional upon and subject to obtaining and maintaining a work permit as required for you to lawfully perform your duties in Canada. For clarity, Shopify reserves the right to terminate your employment at any time prior to the expiration of your work permit in accordance with the terms of this letter.
(2)You must notify Human Relations six months in advance of the expiry date of your work permit. ln addition, should a situation arise where you might be unable to lawfully perform your duties, you must immediately advise Human Relations.
(3)By signing this agreement, you represent and warrant that you are lawfully entitled to work in Canada.
Section 12Personal Information
You hereby consent to Shopify collecting, processing, using, transmitting or retaining any of your personal information that is reasonably necessary for the purposes of establishing, administering or furthering the employment relationship between you and Shopify.
Section 13General
(1)This letter, together with the documents incorporated by reference, constitutes the entire agreement between you and Shopify with respect to your employment and cancels and supersedes any prior understandings, negotiations and agreements between the parties.
(2)This letter will be governed by and construed in accordance with the laws of the province in which you are employed and the federal laws of Canada applicable therein. The courts of your province shall have exclusive jurisdiction to deal with all disputes arising from or relating to this letter.
(3)If any provision in this letter is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question will not be deemed to affect or impair the validity or enforceability of any other provision of this letter and such invalid or unenforceable provision or portion thereof will be severed from the remainder of this letter.
(4)All amounts set out in this letter are subject to applicable withholdings and deductions.
(5)In the event that the minimum standards set out in the applicable employment standards legislation (as may be amended from time to time) are more favourable to you than a term or provision provided for in this letter, then the provisions of the applicable employment standards legislation will apply in respect of that term or provision.
(6)You acknowledge that you have been afforded an opportunity to obtain independent legal advice with respect to this letter and its terms, and are executing it freely, voluntarily and without inducement or duress on the part of Shopify. No period of service with any other employer will be recognized by Shopify, including for purposes of determining entitlements upon a termination of employment. You further acknowledge and agree that your employment with Shopify is not guaranteed for any specified period of time and Shopify has not made any representations or statements to that effect.

Shopify is committed to complying with the Accessibility for Ontarian's with Disabilities Act, 2005, and has policies in place to accommodate its employees with disabilities. Should you require accommodation or have a question regarding any of these policies, please contact the Chief Talent Officer at 613-241-2828.
If you are prepared to accept employment with Shopify in accordance with the terms and conditions outlined in this letter and the documents incorporated by reference, please sign both the Intellectual Property Rights Agreement and this letter and return them. When you have done so, this letter will constitute a binding agreement between you and Shopify with respect to your employment. The extra copies are for your personal files.
We look forward to your acceptance of the terms of this new agreement.
Yours truly,
SHOPIFY INC.
/s/ Tobias Lütke
Tobias Lütke
Chief Executive Officer

EMPLOYEE'S AGREEMENT
I have read, understood and agree with the foregoing. I have had a reasonable opportunity to consider this letter and the matters set out therein. I accept continuing employment with Shopify on the terms and conditions set out in this letter.

February 24, 2020	/s/ Harley Finkelstein
Date	Harley Finkelstein